Exhibit 99.3

April 23, 2003

Chesapeake Corporation Declares Dividend

RICHMOND, Va. - The board of directors of Chesapeake Corporation

(NYSE: CSK) today declared a regular quarterly dividend of $0.22 a share on the common stock of the Corporation, payable August 15, 2003 to holders of record at the close of business on July 11, 2003.

The company has paid a dividend for 70 consecutive years.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is www.cskcorp.com.